Exhibit 99.1

FINANCIAL STATEMENTS

McGraw-Hill Broadcasting Company, Inc.

Year Ended December 31, 2010

With Report of Independent Auditors

McGraw-Hill Broadcasting Company, Inc.

Financial Statements

Year Ended December 31, 2010

Report of Independent Auditors

The Board of Directors of The McGraw-Hill Companies, Inc.

We have audited the accompanying balance sheet of McGraw-Hill Broadcasting Company, Inc. (the “Company”) as of December 31, 2010 and the related statements of operations, parent company equity, and cash flows for the year ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McGraw-Hill Broadcasting Company, Inc. at December 31, 2010 and the results of its operations and its cash flows the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

August 31, 2011

McGraw-Hill Broadcasting Company, Inc.

Statement of Operations

September 30,
(in thousands)	Year ended December 31, 2010

Net Revenue	$96,700
Expenses
Operating-related expenses	24,778
Amortization of broadcast rights	9,631
Selling and general expenses	52,424
Depreciation	6,235
Amortization of intangibles	2,323

Total Expenses	95,391
Other income	1,264

Income from operations	2,573
Provision for taxes on income	1,039

Net Income	$1,534

See accompanying Notes to the Financial Statements.

McGraw-Hill Broadcasting Company, Inc.

Balance Sheet

September 30,
(in thousands)	December 31, 2010

Assets
Current Assets:
Accounts receivable (net of allowance for doubtful accounts of $511)	$17,745
Prepaid and other current assets	498
Broadcast rights	3,929
Deferred income taxes	763

Total current assets	22,935

Investment in joint venture	4,910
Property and equipment—at cost
Land	2,816
Buildings and leasehold improvements	19,251
Equipment and furniture	60,957

Total property and equipment	83,024

Less—accumulated depreciation	(55,554)

Property and equipment, net	27,470
FCC licenses and other intangibles, net	47,628
Deferred income taxes	8,130

Total Assets	$111,073

Liabilities and Parent Company Equity
Current Liabilities:
Accounts payable	$4,680
Accrued compensation and contributions to retirement plans	4,164
Broadcast obligations	4,400
Audience deficiency reserve	1,583
Amounts due to the Parent and affiliates	5,420
Other current liabilities	2,907

Total current liabilities	23,154

Pension and other postretirement benefits	21,150

Total liabilities	44,304

Commitments and contingencies (Note 13)

Parent Company Equity
Parent company investment	87,686
Accumulated other comprehensive loss	(20,917)

Total Parent Company Equity	66,769

Total Liabilities and Parent Company Equity	$111,073

See accompanying Notes to the Financial Statements.

McGraw-Hill Broadcasting Company, Inc.

Statement of Cash Flows

September 30,
Year ended
(in thousands)	December 31, 2010

Operating Activities
Net income	$1,534
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	6,235
Amortization of broadcast rights	9,631
Amortization of intangibles	2,323
Provision on losses of accounts receivable	225
Deferred income taxes	3,246
Stock-based compensation	1,155
Other	542
Changes in operating assets and liabilities:
Accounts receivable	428
Prepaid and other current assets	(159)
Broadcast rights	(9,872)
Accounts payable and accrued expenses	3,242
Audience deficiency reserve	(2)
Other current liabilities	133
Net payments to the parents and affiliates	(13,993)
Net change in other assets/liabilities	135

Cash provided by operating activities	4,803

Investing Activities
Purchases of property and equipment	(4,869)
Proceeds from disposition of property and equipment	3
Distribution from/(investment in) joint venture	63

Cash used for investing activities	(4,803)

Financing Activities

Cash used for financing activities	—

Net change in cash and equivalents	—
Cash and equivalents at beginning of year	—

Cash and equivalents at end of year	$—

See accompanying Notes to the Financial Statements.

McGraw-Hill Broadcasting Company, Inc.

Statement of Parent Company Equity

	September 30,	September 30,	September 30,
		Accumulated Other
	Parent Company	Comprehensive	Total Parent
(in thousands)	Investment	Loss	Company Equity

Balance at January 1, 2009	$84,997	$(16,059)	$68,938

Net income	1,534		1,534
Allocated pension and other post-retirement plans, net of tax		(4,858)	(4,858)

Total Other Comprehensive Income			(3,324)

Employee stock plans, net of tax benefit	1,155		1,155

Balance at December 31, 2010	$87,686	$(20,917)	$66,769

See accompanying Notes to the Financial Statements.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

1.	Basis of Presentation and Significant Accounting Policies

Nature of operations

McGraw-Hill Broadcasting Company, Inc. (the “Company”, “we”, “us”, or “our”) is a television broadcasting company, which operates nine television stations, four ABC affiliated and five Azteca America affiliated stations. Our operations consist of one reportable segment.

Basis of presentation

The Company is a wholly owned subsidiary of The McGraw-Hill Companies, Inc. (the “Parent”), a leading global information services provider serving the financial services, education, and business information markets, included in the Parent’s McGraw-Hill Information & Media segment. The accompanying Financial Statements reflect the assets, liabilities, revenues, and expenses of the Company.

A variety of transactions occur between the Company, the Parent and other subsidiaries of the Parent. These transactions are presented in the Financial Statements as related-party transactions, the net effect of which is presented within “Amounts due to the Parent and affiliates” on the Balance Sheet. All transactions recorded through the “Amounts due to the Parent and affiliates” are reflected as operating activities in the accompanying Statement of Cash Flows.

The Financial Statements of the Company are prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”). The Financial Statements have been derived from the accounting records using the historical results of operations and the historical basis of assets and liabilities of the Company adjusted as necessary to conform to US GAAP. All significant transactions between the Company, its Parent and other subsidiaries of the Parent are included in these Financial Statements. Management believes the assumptions underlying the Financial Statements are reasonable. However, the Financial Statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company operated independently of the Parent during the year presented.

As described in Note 12 Related-party transactions, the Company and other subsidiaries of the Parent engage in extensive intercompany transactions, and the Company relies on the Parent for some of its administrative support for which it is allocated costs using methodologies that management believes are reasonable. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the Financial Statements had the Company been operated independently of the Parent.

Use of estimates

The preparation of the Company’s Financial Statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the Financial Statements and accompanying notes. Actual results could differ from those estimates.

Federal Communications Commission broadcast licenses

The Company’s broadcast operations are subject to the jurisdiction of the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act empowers the FCC to regulate many aspects of the broadcasting industry, including the granting and renewal of broadcasting licenses. The cost of certain acquired finite and indefinite-lived FCC licenses are included in FCC licenses and other intangibles, net on the Balance Sheet. When renewing FCC licenses, we incur regulatory filing fees and legal fees that are expensed as incurred.

Cash and cash equivalents

Cash and cash equivalents include ordinary bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of money market funds with unrestricted daily liquidity and fixed term time deposits.

Accounts receivable

Accounts receivable are primarily due from advertisers. Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable are recorded at net realizable value.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Allowance for doubtful accounts

The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators.

FCC licenses and other intangibles, net

FCC licenses and other intangibles, net, includes indefinite lived assets not subject to amortization, consisting of FCC licenses, and definite lived assets subject to amortization, consisting of FCC licenses and network affiliation agreements. Indefinite lived assets are not amortized, but instead are tested for impairment annually during the fourth quarter or more frequently if events or changes in circumstances indicate that the asset might be impaired.

We evaluate the recoverability of indefinite-lived intangible assets by comparing the estimated fair value of the intangible asset to its carrying value. The fair values of our FCC licenses are estimated using the Greenfield approach. If the indefinite-lived intangible asset carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Significant judgments inherent in these analyses include estimating the amount and timing of future cash flows and the selection of appropriate discount rates, royalty rates, broadcast market shares and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each indefinite-lived intangible asset and could result in an impairment charge, which could be material to our financial position and results of operations.

We performed our impairment assessment of indefinite-lived intangible assets and concluded that no impairment existed for the year ended December 31, 2010.

Long-lived assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. There were no material impairments of long-lived assets for the year ended December 31, 2010.

Revenue recognition

Broadcasting advertising revenue is generated primarily from the sale of television advertising time to regional, national and political customers. Internet advertising revenue is generated from the sale of advertisements associated with our stations’ websites. Advertising revenue is recognized when the spot is aired and is recorded net of agency commissions and estimated reserves for audience underdelivery. Retransmission revenue generated from the retransmission of the Company’s broadcasts is recognized on a straight-line basis over the life of the contract. Revenue is recognized as it is earned when services are rendered. We consider amounts to be earned once evidence of an arrangement has been obtained, services are performed, fees are fixed or determinable and collectability is reasonably assured. Revenue relating to agreements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. If the fair value to the customer for each service is not objectively determinable, revenue is recorded as unearned and recognized ratably over the service period.

Property and equipment, net

Property and equipment are stated at historical cost, net of related accumulated depreciation. Gains and losses on dispositions of property, plant and equipment are included in operating income. Replacements and improvements are capitalized and repairs and maintenance are expensed as incurred.

The costs of property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: buildings and improvements generally from 15 to 40 years and equipment and furniture from 2 to 10 years. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Advertising expense

The cost of advertising is expensed as incurred. We incurred $1.0 million in advertising costs in 2010.

Broadcast rights

Broadcast rights are recorded at the gross amount of the related obligations as assets when the license period begins and the programs are available for broadcast. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast after one year are considered non-current. These programming costs are charged to operations over their estimated broadcast periods using either the straight-line method or in proportion to estimated revenue of the related program. Broadcast rights obligations are classified as current or non-current in accordance with the payment terms of the various license agreements.

Stock-based compensation

Certain of the Company’s employees participate in the Parent’s stock compensation plans. Stock-based compensation expense associated with the Parent’s stock compensation plan is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating expense and selling and general expense in the Statement of Operations.

Pension and other postretirement benefits

The Company’s eligible employees currently participate in both of the Parent’s defined benefit pension plans and employee non-contributory and employee contributory plans. Costs associated with these plans are allocated to the Company based on the costs associated with the Company’s participating employees. Pension costs allocated to the Company as part of an overall fringe benefit cost calculated by the Parent were approximately $1.4 million for the year ended December 31, 2010.

The Company’s pension benefit obligations and cost of annual benefit accruals associated with the Company’s participants have been computed using an actuarial valuation as if the Company provided these benefits to its employees as of and for the year ended December 31, 2010. The Retirement Plan’s unrecognized loss and unrecognized prior service cost is allocated to the Company in proportion to the accumulated pension benefit obligation. The Parent’s pension plan assets are not currently segregated in accounts specific to the Company’s employees. For purposes of these Financial Statements, pension plan assets in the defined benefit plans have been determined based on an allocation of the Parent’s pension plan assets in proportion of the pension benefit obligation to the Company’s employees to the Parent’s aggregate retirement plans’ pension benefit obligations. Similarly, the same methodology was used to allocate the supplemental retirement plans’ unrecognized losses and unrecognized prior service costs. The unrecognized prior service cost for the primary pension plan is based on the actual amount associated with amendments related to the Company’s employees.

Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between Financial Statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. These Financial Statements do not include a provision for uncertain tax positions as we do not believe that there are any uncertain tax positions related to our operations.

Judgment is required in determining our provision for income taxes and deferred tax assets and liabilities. In determining the need for a valuation allowance, we consider the Company’s historical and projected financial performance along with any other pertinent information.

Our Parent files consolidated income tax returns in the U.S. in federal and various state jurisdictions; our Parent is routinely under audit by many different tax authorities. We do not remit income tax payments directly to the taxing authorities but rather remit tax payments through our Parent. For purposes of these Financial Statements, the amounts recorded related to income taxes assume that we would have filed a separate return with the taxing authorities. Our results of operations are included in our Parent’s consolidated returns. We believe that our accrual for tax liabilities is adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. On the basis of present information, our opinion is that any assessments resulting from the current audits will not have a material effect on our Financial Statements.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Concentration of Credit Risk

We provide advertising air-time to national and local advertisers within the geographic areas in which we operate. Credit is extended based on an evaluation of the customer’s financial condition, and generally advance payment is not required except for political advertising. Credit losses are provided for in the Financial Statements and consistently have been within our expectations that are based upon our prior experience.

For the year ended December 31, 2010, approximately 20% and 29% of our broadcast revenue was obtained from advertising sales to automotive and service customers, respectively. Although our revenues can be affected by changes within these industries, we believe this risk is in part mitigated due to the fact that no one customer accounted for in excess of 5% of our revenue in any of these periods. Further, our geographic operating areas partially mitigate the potential effect of regional economic changes.

Contingencies

We accrue for loss contingencies when both (a) information available prior to issuance of the Financial Statements indicates that it is probable that a liability had been incurred at the date of the Financial Statements and (b) the amount of loss can reasonably be estimated. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Operating leases

The Company has operating leases for television transmitting facilities, tower locations, and certain other operational and administrative equipment. The Company recognizes lease expense on a straight-line basis when cash payments escalate over the term of the lease.

Parent company investment

Parent company investment on the Balance Sheet represents the historical investment in the Company, common stock of the Company, the Company’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from the Parent.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) revised its guidance for the accounting for multiple-deliverable revenue arrangements. This new guidance eliminates the requirement that all undelivered elements have objective and reliable evidence of fair value before a company can recognize the portion of the overall arrangement fee that is attributable to the items that have already been delivered. Further, companies will be required to allocate revenue in arrangements involving multiple deliverables based on estimated selling price of each deliverable, even though such deliverables are not sold separately by either the company itself or other vendors. This new guidance also significantly expands the disclosures required for multiple-element revenue arrangements. The revised guidance will be effective for the fiscal year ending December 31, 2011. The application of the new guidance will not have a significant impact on our Financial Statements.

In June 2011, the FASB issued guidance that modified how comprehensive income is presented in an entity’s financial statements. The guidance issued requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of equity. The revised financial statement presentation for comprehensive income will be effective for us beginning January 1, 2012, with early adoption permitted.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

2.	Trade and Barter Transactions

Trade transactions represent the exchange of commercial air time for products or services, while barter transactions represent the exchange of commercial air time for programming. Trade transactions are generally reported at the estimated fair value of the product or service received, while barter transactions are reported at Management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. Revenue is reported on trade and barter transactions when commercials are broadcast; expenses are reported when products or services are utilized or when programming airs. Trade and barter revenue and expense were approximately $1.1 million for the year ended December 31, 2010.

3.	FCC Licenses and Other Intangibles, net

Other intangibles include indefinite-lived assets not subject to amortization and definite-lived assets subject to amortization. Indefinite-lived assets consist of certain FCC licenses for our television stations. FCC licenses are granted for a term of up to eight years, and are renewable upon request. Our FCC licenses to broadcast in Indiana, Colorado, and California expire on July 31, 2013, March 31, 2014, and November 30, 2014, respectively. We have never had a renewal request denied, and all previous renewals have been for the maximum term. Definite-lived intangibles which include certain FCC licenses and network affiliation agreements are being amortized on a straight-line basis over periods of up to 10 years. The weighted-average life of the finite lived intangible assets at December 31, 2010 is approximately 5 years. At December 31, 2010 the carrying value for the licenses is $38.1 million. The following table summarizes our intangible assets:

	September 30,	September 30,	September 30,
	December 31, 2010
(in thousands)	Gross amount	Accumulated amortization	Net amount
Indefinite lived FCC licenses	$38,065	—	$38,065
FCC licenses and network affiliation agreements	21,619	(12,056)	9,563

Total	$59,684	$(12,056)	$47,628

Amortization expense for the year ended December 31, 2010 and the projected amortization expense for intangible assets over the next five years for the years ended December 31, assuming no further acquisitions or dispositions, is as follows:

	September 30,	September 30,
(in thousands)	Amortization expense	Expected amortization expense

2010	$2,323
2011		$2,318
2012		1,880
2013		1,790
2014		1,790
2015		1,496

4.	Investment in Joint Venture

The Company owns 25% of a joint venture, Lake Cedar LLC (the “Joint Venture”) designed to build and operate a broadcast tower used by four network television stations. The remaining interest in the Joint Venture is held by affiliates of CBS Broadcasting and Gannet Co., Inc. The tower delivers a high definition television signal to the Denver, Colorado market. The Joint Venture arrangement provides that the Company, along with the other Joint Venture partners, share the operating costs of the Joint Venture on a pro-rata basis based on ownership. While the Company has the ability to

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

significantly influence the operations of the Joint Venture, the Company lacks the ability to control the activities that most significantly impact the Joint Venture’s economic performance. Because the Company lacks the ability to control the Joint Venture, the Company’s interest has been accounted for in the Financial Statements using the equity method of accounting. During the year ended December 31, 2010, the Company recognized approximately $326 thousand in losses from the Joint Venture. These amounts are included in operating-related expenses in the Company’s Statement of Operations.

5.	Other income

Other income primarily includes income from lease space and transmitting other broadcaster’s signals from the Company’s tower sites.

6.	Taxes on Income

Income before taxes on income resulted from operations as follows:

September 30,
(in thousands)	2010

Total income before taxes	$2,573

The provision for taxes on income consists of the following:

September 30,
(in thousands)	2010

Federal:
Current	$(2,150)
Deferred	3,069

Total federal	919

September 30,
State and local:
Current	(76)
Deferred	196

Total state and local	120

Total provision for taxes	$1,039

A reconciliation of the U.S. federal statutory tax rate to our effective income tax rate for financial reporting purposes is as follows:

September 30,
2010

U.S. statutory rate	35.0%
Effect of state and local income taxes	3.02
Other—net	2.36
Effective tax rate	40.38%

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

The principal temporary differences between the accounting for income and expenses for financial reporting and income tax purposes as of December 31, are as follows:

September 30,
(in thousands)	2010
Deferred tax assets:
Reserves and accruals	$1,873
Pension and postretirement benefits	8,596
State net operating loss and credit carry-forwards	684

Total deferred tax assets	11,153

Deferred tax liabilities:
Fixed assets and intangible assets	(2,260)

Total deferred tax liabilities	(2,260)

Net deferred income tax asset	8,893

Reported as:
Current deferred tax assets	763
Non-current deferred tax assets	8,130

Net deferred income tax asset	$8,893

If applicable, we record a valuation allowance against deferred income tax assets when we determine that it is more likely than not based upon all the available evidence that such deferred income tax assets will not be realized.

We received tax refunds from our Parent totaling $3.6 million in 2010. At December 31, 2010, we had state net operating loss carryforwards of $12.4 million on a stand-alone basis which have been utilized by our Parent.

During 2010, we effectively completed the U.S. federal tax audit for 2009 and we also completed various state tax audits. We are no longer subject to state and local income tax examinations by tax authorities for the years prior to 2003.

During 2009 and 2008, we effectively completed the U.S. federal tax audit for 2008 and 2007, respectively, and we also completed various state tax audits.

However, even though we have effectively completed the U.S. federal tax audit for the years 2009, 2008 and 2007, those years remain open pending the appeal of a certain unresolved issue that is unrelated to the Company.

Our Parent files income tax returns in the U.S. federal jurisdiction and various state jurisdictions, and we are routinely under audit by many different tax authorities. These Financial Statements do not include a provision for uncertain tax positions as we do not believe that there are any uncertain tax positions related to our operations. There is no accrued interest or penalties related to unrecognized tax benefits in our Financial Statements. It is possible that tax examinations will be settled prior to December 31, 2011. On the basis of present information, it is our opinion that any assessments resulting from the current audits will not have a material effect on our Financial Statements.

7.	Employee Benefits

Our Parent has a number of defined benefit pension plans and defined contribution plans covering substantially all employees. Our primary pension plan is a noncontributory plan under which benefits are based on employee career employment compensation. We also have unfunded supplemental benefit plans. The supplemental benefit plans provide senior management with supplemental retirement, disability and death benefits. Certain supplemental retirement benefits are based on final monthly earnings. In addition, our Parent sponsors voluntary 401(k) plans under which we may match employee contributions up to certain levels of compensation as well as profit-sharing plans under which we contribute a percentage of eligible employees’ compensation to the employees’ accounts.

We also provide certain post-retirement medical, dental and life insurance benefits for retired employees and eligible dependents. The medical and dental plans are contributory while the life insurance plan is noncontributory. We currently do not prefund any of these plans.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

On December 31, 2006, the Company adopted the recognition and disclosure provisions of Accounting Standard Codification 715, Compensation—Retirement Benefits. The Company recognized an adjustment to accumulated other comprehensive income of approximately $22.9 million, net of taxes, which represents the net unrecognized actuarial losses/(gains) and unrecognized prior service costs. As discussed in Note 1, we recognize the funded status of our Parent’s retirement and post-retirement plans on the Balance Sheet related to our employees, with a corresponding adjustment to other comprehensive income, net of taxes. The amounts in other comprehensive income represent net unrecognized actuarial losses and unrecognized prior service costs. These amounts will be subsequently recognized as net periodic pension cost pursuant to our accounting policy for amortizing such amounts.

As described in Note 1, the Parent’s pension plan assets are not currently segregated in accounts specific to the Company’s employees. If the Company actually had a separate pension plan from the Parent’s, or the pension plan assets were actually segregated into separate individual accounts for specific employees, pension plan assets associated with the Company’s employees pension benefit obligations could result in a different allocation from the plan assets presented in these Financial Statements (defined as “Computed Plan Assets”).

Benefit Obligation

A summary of the benefit obligation and the fair value of the Computed Plan Assets, as well as the funded status for the retirement and post-retirement plans as of December 31, 2010 is as follows (benefits paid in the table below include only those amounts contributed directly to or paid directly from plan assets):

	September 30,	September 30,
(in thousands)	Retirement Plans	Post-Retirement Plans

Net benefit obligation allocated to the Company at beginning of year	$94,440	$5,190
Service cost	1,270	90
Interest cost	5,590	260
Plan participants’ contributions	—	160
Actuarial loss/(gain)	14,970	(90)
Gross benefits paid	(3,590)	(590)
Federal subsidy benefits received	—	30

Net benefit obligation at end of year	112,680	5,050

Fair value of Computed Plan Assets at beginning of year	75,620	—
Actual return on plan assets	12,690	—
Employer contributions	11,330	$430
Plan participants’ contributions	—	160
Gross benefits paid	(3,590)	(590)

Fair value of Computed Plan Assets at end of year	96,050	—

Parent allocated funded status	$(16,630)	$(5,050)

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Amounts recognized on the Balance Sheets

	September 30,	September 30,
(in thousands)	Retirement Plans	Post-Retirement Plans

Current liabilities	$60	$470
Non-current liabilities	16,570	4,580

	$16,630	$5,050

Accumulated benefit obligation	$102,810

Plans with accumulated benefit obligation in excess of the fair value of Computed Plan Assets

September 30,
(in thousands)	Retirement Plans

Projected benefit obligation	$112,680
Accumulated benefit obligation	102,810
Fair value of Computed Plan Assets	96,050

Amounts recognized in accumulated other comprehensive loss, net of tax

	September 30,	September 30,
(in thousands)	Retirement Plans	Post-Retirement Plans

Net actuarial loss/(gain)	$20,772	$218
Prior service cost/(credit)	24	(97)

Total recognized	$20,796	$121

The actuarial loss and prior service cost included in accumulated other comprehensive loss for our retirement plans and expected to be recognized in net periodic pension cost during the year ending December 31, 2011 are $2.2 million and $30 thousand, respectively.

The prior service credit included in accumulated other comprehensive loss for our post-retirement plans and expected to be recognized in net periodic benefit cost during the year ending December 31, 2011 is $40 thousand. There is no actuarial loss in accumulated other comprehensive loss for our post-retirement plans expected to be recognized in net periodic benefit cost during the year ending December 31, 2011.

Net Periodic Cost

For purposes of determining annual pension cost, prior service costs are being amortized straight-line over the average remaining service period of employees expected to receive benefits.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

A summary of net periodic benefit cost for our retirement and post-retirement plans for the year ended December 31 2010, is as follows:

	September 30,	September 30,
(in thousands)	Retirement Plans	Post-Retirement Plans

Service cost	$1,270	$90
Interest cost	5,590	260
Expected return on assets	(6,690)	—
Amortization of:
Actuarial loss	870	—
Prior service (credit)/cost	30	(40)

Net periodic cost/(benefit)	$1,070	$310

Other changes in plan assets and benefit obligations recognized in other comprehensive income, net of tax for the year ended December 31 2010, are as follows:

September 30,	September 30,	September 30,
(in thousands)	Retirement Plans	Post-Retirement Plans

Net actuarial loss/(gain)	$5,433	$(54)
Recognized actuarial gain	(527)	—
Prior service credit	—	24
Recognized prior service cost	(18)	—

Total recognized	$4,888	$(30)

Assumptions

	September 30,	September 30,
	Retirement Plans	Post-Retirement Plans
Benefit obligation
Discount rate	5.4%	4.65%
Compensation increase factor	4.5%	—
Net periodic cost
Weighted-average healthcare cost rate [1]		8.0%
Discount rate—US Plan [2]	5.95%	5.3%
Compensation increase factor—US Plan	5.5%	—
Return on assets [3]	8.0%	—

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

[1]

The assumed weighted-average healthcare cost trend rate will decrease ratably from 8.0% in 2011 to 5.0% in 2018 and remain at that level thereafter. Assumed healthcare cost trends have an effect on the amounts reported for the healthcare plans. A one percentage point change in assumed healthcare cost trend creates the following effects:

	September 30,	September 30,
(in thousands)	1% point increase	1% point decrease
Effect on total of service and interest cost	$10	$(10)
Effect on postretirement obligation	170	(160)

[2]	Effective January 1, 2011, we changed our discount rate assumption on our U.S. retirement plans to 5.4% from 5.95% in 2010

[3]	For 2010, the assumed return on plan assets is based on a calculated market-related value of assets, which recognizes changes in market value over five years

Cash Flows

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as “Medicare Part D”, and a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our benefits provided to certain participants are at least actuarially equivalent to Medicare Part D, and, accordingly, we are entitled to a subsidy.

Expected required employer contributions in 2011 are $60 thousand for our retirement plans and $470 thousand for our post-retirement plans.

Information about the expected cash flows for our retirement and post-retirement plans and the impact of the Medicare subsidy is as follows:

	September 30,	September 30,	September 30,	September 30,
	Retirement Plans [1]	Post-Retirement Plans [2]
(in thousands)		Gross payments	Medicare subsidy	Net payments

2011	$4,400	$470	$(30)	$440
2012	4,630	470	(30)	440
2013	4,890	460	(30)	430
2014	5,180	460	(30)	430
2015	5,470	450	(30)	420
2016-2020	$32,750	$2,050	$(110)	$1,940

[1]	Reflects the total benefits expected to be paid from the plans or from our assets including both our share of the benefit cost and the participants’ share of the cost

[2]	Reflects the total benefits expected to be paid from our assets

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Fair Value of Computed Plan Assets

The fair value of our Parent’s defined benefit plan’s assets that have been computed to be related to the Company’s employees at the end of 2010, by asset class is as follows:

	September 30,	September 30,	September 30,	September 30,
	December 31, 2010
(in thousands)	Total	Level 1	Level 2	Level 3

Cash and short-term investments, and other	$6,985	$108	$6,877	—
Equity securities:
U.S. indexes[1]	20,397	9,124	11,273	—
U.S. growth and value	24,302	24,200	—	$102
U.K.	3,309	2,213	1,096	—
International, excluding U.K.	19,898	12,590	7,207	101
Fixed income securities:
Long duration strategy[2]	11,335	—	11,335	—
Non-agency mortgage backed securities[3]	4,810	—	4,810	—
U.K4	1,225	—	1,225	—
International, excluding U.K.	3,789	—	3,789	—

Total	$96,050	$48,235	$47,612	$203

[1]	Includes securities that are tracked in the following indexes: S&P 500, S&P MidCap 400, S&P MidCap 400 Growth and S&P Smallcap 600

[2]	Includes securities that are investment grade obligations of issuers in the U.S.

[3]	Includes U.S. mortgage-backed securities that are not backed by the U.S. government

[4]	Includes securities originated by the government of and other issuers from the U.K.

For securities that are quoted in active markets, the trustee/custodian determines fair value by applying securities’ prices obtained from its pricing vendors. For commingled funds that are not actively traded, the trustee applies pricing information provided by investment management firms to the unit quantities of such funds. Investment management firms employ their own pricing vendors to value the securities underlying each commingled fund. Underlying securities that are not actively traded derive their prices from investment managers, which in turn, employ vendors that use pricing models (e.g. discounted cash flow, comparables). The domestic defined benefit plans have no investment in our stock, except through the S&P 500 commingled index fund.

Pension Trusts’ Asset Allocations

The Computed Plan Assets was $96.1 million at the end of 2010, and the target allocations in 2011 include 49% domestic equities, 26% international equity securities, and 25% debt securities and short-term investments.

The Computed Plan Assets are invested with the goal of producing a combination of capital growth and income. The mix of assets is established after consideration of the long-term performance and risk characteristics of asset classes. Investments are selected based on their potential to enhance returns, preserve capital, and reduce overall volatility. Holdings are diversified within each asset class. The portfolios employ a mix of index and actively managed equity strategies by market capitalization, style, geographic regions, and economic sectors. The fixed income strategies include U.S. long duration, and U.S. non-agency mortgage backed securities. The short-term portfolio, whose primary goal is capital preservation for liquidity purposes, is composed of government and government-agency securities, un-invested cash, receivables, and payables. The portfolios do not employ any financial leverage.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

8.	Stock Plan Awards

Our Parent has stock option plans that provide for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, performance stock, restricted stock, deferred stock and other stock-based awards.

Stock based compensation expense and corresponding tax benefit incurred on behalf of the Parent for the Company are as follows:

September 30,	September 30,
(in thousands)	Year Ended December 31, 2010

Stock option expense	$342
Restricted stock and unit award expense	813

Total stock based compensation expense	$1,155

Tax benefit	$451

Stock Options

Stock options, which may not be granted at a price less than the fair market value of the Parent’s common stock on the date of grant, vest over a two-year service period in equal annual installments and have a maximum term of 10 years. Therefore, stock option compensation costs are recognized from the date of grant, utilizing a two-year graded vesting method. Under this method, fifty percent of the costs are ratably recognized over the first twelve months with the remaining costs ratably recognized over a twenty-four month period starting from the date of grant.

Our Parent uses a lattice-based option-pricing model to estimate the fair value of options granted. The following assumptions were used in valuing the options granted:

September 30,
Year Ended December 31, 2010

Risk-free average interest rate	0.3-4.2%
Dividend yield	2.9-3.1%
Volatility	30-59%
Expected life (in years)	6.1-7.0
Weighted average fair value of Company grants	$10.02

Because lattice-based option-pricing models incorporate ranges of assumptions, those ranges are disclosed. These assumptions are based on multiple factors, including historical exercise patterns, post-vesting termination rates, expected future exercise patterns and the expected volatility of the Parent’s stock price. The risk-free interest rate is the imputed forward rate based on the U.S. Treasury yield at the date of grant. The Parent uses the historical volatility of their stock price over the expected term of the options to estimate the expected volatility. The expected term of options granted is derived from the output of the lattice model and represents the period of time that options granted are expected to be outstanding.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Stock option activity is as follows:

	September 30,	September 30,	September 30,	September 30,
(in thousands, except per award amounts)	Shares	Weighted- average exercise price	Weighted- average remaining years of contractual term	Aggregate intrinsic value

Options outstanding at January 1, 2010	539.0	$38.48
Granted	42.3	35.52
Exercised	(17.4)	24.33
Cancelled, forfeited and expired	(9.8)	42.90

Options outstanding at December 31, 2010	554.1	38.62	4.5	$1,341

Options exercisable at December 31, 2010	492.6	$39.49	3.95	$1,047

	September 30,	September 30,
	Shares	Weighted- average grant- date fair value

Non-vested options outstanding at December 31, 2009	64.1	$7.39
Granted	42.3	10.02
Vested	(35.1)	7.65
Forfeited	(9.8)	9.64

Non-vested options outstanding at December 31, 2010	61.5	$8.69

Total unrecognized compensation expense related to non vested options		$198
Weighted-average years to be recognized over		1.2

The total fair value of options that vested during 2010 was approximately $269 thousand.

Information regarding our stock option exercises is as follows:

September 30,
(in thousands)	Year Ended December 31, 2010

Net cash proceeds received by our Parent from the exercise of stock options	$423
Total intrinsic value of stock option exercises	187
Income tax benefit realized from stock option exercises	73

Restricted Stock and Unit Awards

Restricted stock and unit performance awards will vest only if the Parent achieves certain financial goals over the performance period. Restricted stock non-performance awards have various vesting periods (generally three years), with vesting beginning on the first anniversary of the awards. Recipients of restricted stock and unit awards are not required to provide consideration to us other than rendering service.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

The stock-based compensation expense for restricted stock and unit awards was determined based on the market price of the Parent’s stock at the grant date of the award applied to the total number of awards that are anticipated to fully vest. For restricted stock and unit performance awards, adjustments are made to expense dependent upon financial goals achieved.

	September 30,	September 30,
(in thousands, except per award amounts)	Shares	Weighted- average grant- date fair value

Non-vested shares as of December 31, 2009	26.3	$23.20
Granted	26.8	35.51
Vested	—	—
Forfeited	(0.3)	31.42

Non-vested shares as of December 31, 2010	52.8	$29.40

Total unrecognized compensation expense related to non vested restricted stock		$1,511
Weighted-average years to be recognized over		2.1

September 30,
(in thousands, except per award amounts)	Year Ended December 31, 2010

Weighted average-grant date fair value per award	$35.51
Total fair value of restricted stock and unit awards vested	—
Tax benefit/(expense) relating to restricted stock activity	318

9.	Broadcast Rights and Other Broadcast Commitments

The Company acquires broadcast rights. The impact of such contracts on the Company’s overall financial results is dependent on a number of factors, including popularity of the program, increased competition from other programming and strength of the advertising market. It is possible that the cost of commitments for program rights may ultimately exceed direct revenue from the program. Estimates of future revenues can change significantly and, accordingly, are reviewed periodically to determine whether impairment is expected over the life of the contract.

Broadcast rights acquired under contractual arrangements were $4.2 million in 2010. At December 31, 2010, the Company had commitments under license agreements amounting to $18.8 million for future rights to broadcast television programs and network affiliation agreements through 2014. However, this amount could be higher depending upon the level of retransmission revenue as this category also includes program license fees paid to American Broadcasting Company which are partially contingent on retransmission revenues.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

10.	Parent Company Equity

The Company’s equity includes the Parent’s investment, our common stock, and other comprehensive loss. The components of other accumulated comprehensive loss include:

Accumulated Other Comprehensive Loss

September 30,	September 30,
(in thousands)	Year Ended December 31, 2010

Pension and other postretirement benefits, net of tax	$20,917

Total accumulated other comprehensive loss	$20,917

11.	Restructuring

During 2009 and 2008, we undertook restructuring plans to contain costs and mitigate the impact of the current and expected future economic conditions. During 2009 and 2008, we recorded pre-tax restructuring charges of $420 thousand, and $1.1 million, respectively, consisting primarily of employee severance costs. These charges were classified as selling and general expenses within the Statements of Operations. The remaining reserve at December 31, 2010 is $22 thousand and is included in other current liabilities.

12.	Related-party transactions

Cash management

Our Parent uses a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by the Parent at its discretion.

Amounts due to the Parent and affiliates

Amounts due to the Parent and affiliates presented on the Balance Sheet as of December 31, 2010 primarily relate to cash to be transferred to or from the Parent’s cash management system. As of December 31, 2010, the balances due to the Parent and affiliates are classified as a current liability.

Parent company investment

This account includes transactions with the Company’s parent for items such as dividends and capital contributions.

Defined benefit plans

Certain of our employees participate in our Parents’ defined benefit plans. The pension benefit obligations and cost of annual benefit accruals associated with the Company’s employees who participate in our Parent’s defined benefits plans included in these Financial Statements have been determined using actuarial valuation methods. The Computed Plan Assets used to determine the funded status in these Financial Statements were allocated in proportion to the benefit obligations to the Company’s employees as compared to the benefit obligations of the Parent’s aggregate pension plans’ benefit obligations.

Insurable liabilities

During the year ended December 31, 2010, the Company was insured for property and business interruption provided by a commercial insurance company and a wholly owned subsidiary of the Parent (a captive insurance company), as part of the Parent’s property and business interruption insurance program. The Company’s premiums were included each year as part of its corporate indirect charges allocated from the Parent that are included in selling and general expenses in the Statement of Operations.

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Allocated expenses

The Company was allocated corporate overhead and information technology infrastructure related expenses from the Parent for corporate-related functions based on a range of metrics, including, but not limited to, the Company’s relative head count and net revenue in relation to the Parent’s combined head count and net revenue and estimated utilization of corporate resources. For the year ended December 31, 2010, the Company was allocated $10.3 million of corporate expenses incurred by the Parent which relate to pension and other employee benefit expenses incurred. These expenses are included within selling and administrative expenses in the Statement of Operations.

During the year ended December 31, 2010, the Company was allocated $6.2 million, relating to Corporate and segment overhead expenses that are primarily centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. In addition, allocated information technology infrastructure costs include telephone and telephony costs as well as the costs associated with operating and maintaining computer and information technology used by the Company. These expenses are included within operating-related expenses in the Statement of Operations.

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from the Parent are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate independent of the Parent. As a result, the financial information herein may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been independent of the Parent during the year presented.

13.	Commitments and Contingencies

Rental Expense and Lease Obligations

The Company is committed under lease arrangements primarily covering automobiles, helicopters, and office equipment. We are also committed under a lease arrangement for one property. Leasehold improvements are amortized on a straight-line basis over the shorter of their economic lives or their lease term.

Rental expense for property and equipment under all operating lease agreements is as follows:

September 30,
(in thousands)	Year Ended December 31, 2010

Gross rental expense	$2,719
Less: sublease revenue	(41)

Net rental expense	$2,678

Cash amounts for future minimum rental commitments, including rent payments, under existing non-cancelable leases with a remaining term of more than one year, along with minimum sublease rental income to be received under non-cancelable subleases are shown in the following table.

	September 30,	September 30,	September 30,
	Years Ended December 31,
(in thousands)	Rent commitment	Sublease income	Net rent

2011	$826	$(48)	$778
2012	485	(5)	480
2013	483	(1)	482
2014	419	—	419
2015	202	—	202
2016 and beyond	32	—	32

Total	$2,447	$(54)	$2,393

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Statements

Legal Matters

In the normal course of business, the Company and its subsidiaries are defendants in numerous legal proceedings and are involved, from time to time, in governmental and self-regulatory agency proceedings which may result in adverse judgments, damages, fines or penalties. Also, various governmental and self-regulatory agencies regularly make inquiries and conduct investigations concerning compliance with applicable laws and regulations.

In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in early stages of discovery, we cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines, penalties or impact related to each pending matter may be. We believe, based on our current knowledge, the outcome of the legal actions, proceedings and investigations currently pending should not have a material, adverse effect on the Company’s financial condition.

14.	Subsequent Events

The Company has evaluated subsequent events through August 31, 2011, which represents the date the Financial Statements were issued and did not identify any subsequent events requiring disclosure in the Financial Statements.

15.	Event (unaudited) subsequent to date of independent auditors’ report

On October 3, 2011, our Parent announced a definitive agreement to sell the Company to Scripps Media, Inc. for approximately $212 million in cash. This transaction was completed on December 30, 2011.

FINANCIAL INFORMATION

McGraw-Hill Broadcasting Company, Inc.

Nine Months Ended September 30, 2011 and 2010

McGraw-Hill Broadcasting Company, Inc.

Financial Information

Nine Months Ended September 30, 2011 and 2010

Contents

Statements of Operations	2

Balance Sheets	3

Statements of Cash Flows	4

Notes to the Financial Information	5

1

McGraw-Hill Broadcasting Company, Inc.

Statements of Operations

(Unaudited)

	September 30,	September 30,
	Nine months ended September 30,
(in thousands)	2011	2010

Net Revenue	$66,801	$68,162
Expenses
Operating-related expenses	16,632	17,763
Amortization of broadcast rights	9,722	7,235
Selling and general expenses	41,930	38,518
Depreciation	4,322	4,711
Amortization of intangibles	1,742	1,742

Total Expenses	74,348	69,969
Other income	1,172	1,068

Loss from operations	(6,375)	(739)
Benefit for taxes on loss	(2,534)	(305)

Net Loss	$(3,841)	$(434)

See accompanying Notes to the Financial Information.

2

McGraw-Hill Broadcasting Company, Inc.

Balance Sheets

	September 30,	September 30,
(in thousands)	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current Assets:
Accounts receivable (net of allowance for doubtful accounts: 2011—$491; 2010—$511)	$18,514	$17,745
Prepaid and other current assets	371	498
Broadcast rights	6,157	3,929
Deferred income taxes	763	763

Total current assets	25,805	22,935

Investment in joint venture	4,740	4,910
Property and equipment—at cost
Land	2,816	2,816
Buildings and leasehold improvements	19,452	19,251
Equipment and furniture	61,322	60,957

Total property and equipment	83,590	83,024

Less—accumulated depreciation	(59,110)	(55,554)

Property and equipment, net	24,480	27,470
FCC licenses and other intangibles, net	45,886	47,628
Deferred income taxes	8,130	8,130

Total Assets	$109,041	$111,073

Liabilities and Parent Company Equity
Current Liabilities:
Accounts payable	$3,636	$4,680
Accrued compensation and contributions to retirement plans	2,532	4,164
Broadcast obligations	6,594	4,400
Audience deficiency reserve	1,665	1,583
Amounts due to the Parent and affiliates	7,395	5,420
Other current liabilities	2,177	2,907

Total current liabilities	23,999	23,154

Pension and other postretirement benefits	21,150	21,150

Total liabilities	45,149	44,304

Commitments and contingencies

Parent Company Equity
Parent company investment	84,809	87,686
Accumulated other comprehensive loss	(20,917)	(20,917)

Total Parent Company Equity	63,892	66,769

Total Liabilities and Parent Company Equity	$109,041	$111,073

See accompanying Notes to the Financial Information.

3

McGraw-Hill Broadcasting Company, Inc.

Statements of Cash Flows

(Unaudited)

	September 30,	September 30,
	Nine months ended September 30,
(in thousands)	2011	2010

Operating Activities
Net loss	$(3,841)	$(434)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	4,322	4,711
Amortization of broadcast rights	9,722	7,235
Amortization of intangibles	1,742	1,742
Provision on losses of accounts receivable	150	195
Deferred income taxes	(29)	—
Stock-based compensation	965	711
Other	247	221
Changes in operating assets and liabilities:
Accounts receivable	(919)	1,920
Prepaid and other current assets	127	(156)
Broadcast rights	(11,949)	(9,030)
Accounts payable and accrued expenses	(2,676)	(385)
Audience deficiency reserve	82	41
Other current liabilities	(725)	(132)
Net proceeds from/(payments to) the parents and affiliates	1,998	(6,396)
Net change in other assets/liabilities	2,058	1,115

Cash provided by operating activities	1,274	1,358

Investing Activities
Purchases of property and equipment	(1,200)	(1,421)
Proceeds from disposition of property and equipment	1	—
Distribution from/(investment in) joint venture	(75)	63

Cash used for investing activities	(1,274)	(1,358)

Financing Activities

Cash used for financing activities	—	—

Net change in cash and equivalents	—	—
Cash and equivalents at beginning of year	—	—

Cash and equivalents at end of year	$—	$—

See accompanying Notes to the Financial Information.

4

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

1.	Basis of Presentation and Significant Accounting Policies

Nature of operations

McGraw-Hill Broadcasting Company, Inc. (the “Company”, “we”, “us”, or “our”) is a television broadcasting company, which operates nine television stations, four ABC affiliated and five Azteca America affiliated stations. Our operations consist of one reportable segment.

Share Purchase Agreement

Scripps Media, Inc., and The McGraw-Hill Companies, Inc. entered into a Stock Purchase Agreement dated as of October 3, 2011 whereby The McGraw-Hill Companies, Inc., agreed to sell all the issued and outstanding shares of the capital stock of the Company to Scripps Media, Inc. for $212 million in cash, subject to regulatory approval. The sale closed on December 30, 2011.

Basis of presentation

As of and for the periods ended September 30, 2011 and 2010, the Company was a wholly owned subsidiary of The McGraw-Hill Companies, Inc. (the “Parent”), a leading global information services provider serving the financial services, education, and business information markets, included in the Parent’s Commodities & Commercial segment. The accompanying Financial Information reflect the assets, liabilities, revenues, and expenses of the Company.

A variety of transactions occur between the Company, the Parent and other subsidiaries of the Parent. These transactions are presented in the Financial Information as related-party transactions, the net effect of which is presented within “Amounts due to the Parent and affiliates” on the Balance Sheets. All transactions recorded through the “Amounts due to the Parent and affiliates” are reflected as operating activities in the accompanying Statements of Cash Flows.

The accompanying unaudited consolidated financial information that includes the accounts of the Company are prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. Therefore, the unaudited Financial Information included herein should be read in conjunction with the Financial Statements and notes included in the Parents’ consolidated financial statements for the year ended December 31, 2010.

In the opinion of management all normal recurring adjustments considered necessary for a fair statement of the results of the interim periods have been included. The operating results for the nine months ended September 30, 2011 and 2010 are not necessarily indicative of the results that may be expected for the full year, partially due to the seasonal nature of our business.

The Financial Information has been derived from the accounting records using the historical results of operations and the historical basis of assets and liabilities of the Company adjusted as necessary to conform to US GAAP. All significant transactions between the Company, its Parent and other subsidiaries of the Parent are included in this Financial Information. Management believes the assumptions underlying the Financial Information are reasonable. However, the Financial Information included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company operated independently of the Parent during the periods presented. As described in Note 9 Related-party transactions, the Company and other subsidiaries of the Parent engage in extensive intercompany transactions, and the Company relies on the Parent for some of its administrative support for which it is allocated costs using methodologies that management believes are reasonable. The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the Financial Information had the Company been operated independently of the Parent.

Use of estimates

The preparation of the Company’s Financial Information in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the Financial Information and accompanying notes. Actual results could differ from those estimates.

5

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

Federal Communications Commission broadcast licenses

The Company’s broadcast operations are subject to the jurisdiction of the Federal Communications Commission (the “FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act empowers the FCC to regulate many aspects of the broadcasting industry, including the granting and renewal of broadcasting licenses. The cost of certain acquired finite and indefinite-lived FCC licenses are included in FCC licenses and other intangibles, net on the Balance Sheets. When renewing FCC licenses, we incur regulatory filing fees and legal fees that are expensed as incurred.

Cash and cash equivalents

Cash and cash equivalents include ordinary bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of money market funds with unrestricted daily liquidity and fixed term time deposits.

Accounts receivable

Accounts receivable are primarily due from advertisers. Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable are recorded at net realizable value.

Allowance for doubtful accounts

The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators.

FCC licenses and other intangibles, net

FCC licenses and other intangibles, net, includes indefinite lived assets not subject to amortization, consisting of FCC licenses, and definite lived assets subject to amortization, consisting of FCC licenses and network affiliation agreements. Indefinite lived assets are not amortized, but instead are tested for impairment annually during the fourth quarter each year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

We evaluate the recoverability of indefinite-lived intangible assets by comparing the estimated fair value of the intangible asset to its carrying value. The fair values of our FCC licenses are estimated using the Greenfield approach. If the indefinite-lived intangible asset carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Significant judgments inherent in these analyses include estimating the amount and timing of future cash flows and the selection of appropriate discount rates, royalty rates, broadcast market shares and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each indefinite-lived intangible asset and could result in an impairment charge, which could be material to our financial position and results of operations. There was no material impairments for any of the periods presented.

Long-lived assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. There was no material impairments for any of the periods presented.

Revenue recognition

Broadcasting advertising revenue is generated primarily from the sale of television advertising time to regional, national and political customers. Internet advertising revenue is generated from the sale of advertisements associated with our stations’ websites. Advertising revenue is recognized when the spot is aired and is recorded net of agency commissions and estimated reserves for audience under delivery. Retransmission revenue generated from the retransmission of the Company’s broadcasts is recognized on a straight-line basis over the life of the contract. Revenue is recognized as it is earned when services are rendered. We consider amounts to be earned once evidence of an arrangement has been obtained,

6

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

services are performed, fees are fixed or determinable and collectability is reasonably assured. Revenue relating to agreements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. If the fair value to the customer for each service is not objectively determinable, revenue is recorded as unearned and recognized ratably over the service period.

Property and equipment, net

Property and equipment are stated at historical cost, net of related accumulated depreciation. Gains and losses on dispositions of property, plant and equipment are included in operating income. Replacements and improvements are capitalized and repairs and maintenance are expensed as incurred.

The costs of property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: buildings and improvements generally from 15 to 40 years and equipment and furniture from 2 to 10 years. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases.

Advertising expense

The cost of advertising is expensed as incurred.

Broadcast rights

Broadcast rights are recorded at the gross amount of the related obligations as assets when the license period begins and the programs are available for broadcast. Costs incurred in connection with the purchase of programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast after one year are considered non-current. These programming costs are charged to operations over their estimated broadcast periods using either the straight-line method or in proportion to estimated revenue of the related program. Broadcast rights obligations are classified as current or non-current in accordance with the payment terms of the various license agreements.

Stock-based compensation

Certain of the Company’s employees participate in the Parent’s stock compensation plans. Stock-based compensation expense associated with the Parent’s stock compensation plan is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating expense and selling and general expense in the Statements of Operations.

Pension and other postretirement benefits

The Company’s eligible employees currently participate in both of the Parent’s defined benefit pension plans and employee non-contributory and employee contributory plans. Costs associated with these plans are allocated to the Company based on the costs associated with the Company’s participating employees.

The Company’s pension benefit obligations and cost of annual benefit accruals associated with the Company’s participants are computed on an annual basis using an actuarial valuation as if the Company provided these benefits to its employees. The Retirement Plan’s unrecognized loss and unrecognized prior service cost is allocated to the Company in proportion to the accumulated pension benefit obligation. The Parent’s pension plan assets are not currently segregated in accounts specific to the Company’s employees. For purposes of this Financial Information, pension plan assets in the defined benefit plans have been determined based on an allocation of the Parent’s pension plan assets in proportion of the pension benefit obligation to the Company’s employees to the Parent’s aggregate retirement plans’ pension benefit obligations. Similarly, the same methodology was used to allocate the supplemental retirement plans’ unrecognized losses and unrecognized prior service costs. The unrecognized prior service cost for the primary pension plan is based on the actual amount associated with amendments related to the Company’s employees.

In December 3011, the Board of Directors of our Parent approved a plan amendment that froze the Parent’s U.S. Employee Retirement Plan (“U.S. ERP”) effective on April 1, 2012. The U.S. ERP is a defined benefit plan. Under the new amendment, no new employees will be permitted to enter the U.S. ERP and no additional benefits for future services will be accrued.

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McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between Financial Information carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Financial Information does not include a provision for uncertain tax positions as we do not believe that there are any uncertain tax positions related to our operations.

Judgment is required in determining our provision for income taxes and deferred tax assets and liabilities. In determining the need for a valuation allowance, we consider the Company’s historical and projected financial performance along with any other pertinent information.

Our Parent files consolidated income tax returns in the U.S. in federal and various state jurisdictions; our Parent is routinely under audit by many different tax authorities. We do not remit income tax payments directly to the taxing authorities but rather remit tax payments through our Parent. For purposes of the Financial Information, the amounts recorded related to income taxes assume that we would have filed a separate return with the taxing authorities. Our results of operations are included in our Parent’s consolidated returns. We believe that our accrual for tax liabilities is adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. On the basis of present information, our opinion is that any assessments resulting from the current audits will not have a material effect on our Financial Information.

Contingencies

We accrue for loss contingencies when both (a) information available prior to issuance of the Financial Information indicates that it is probable that a liability had been incurred at the date of the Financial Information and (b) the amount of loss can reasonably be estimated. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Operating leases

The Company has operating leases for television transmitting facilities, tower locations, and certain other operational and administrative equipment. The Company recognizes lease expense on a straight-line basis when cash payments escalate over the term of the lease.

Parent company investment

Parent company investment on the Balance Sheets represents the historical investment in the Company, common stock of the Company, the Company’s accumulated net earnings after taxes, and the net effect of transactions with and allocations from the Parent.

Recent Issued or Adopted Accounting Pronouncements

Recently Issued

In May 2011, the FASB issued new guidance for fair value measurements intended to achieve common fair value measurement and disclosure requirements in US GAAP and International Financial Reporting Standards. The amended guidance provides a consistent definition of fair value to ensure that the fair value measurement and disclosure requirements are similar between US GAAP and International Financial Reporting Standards. The amended guidance changes certain fair value measurement principles and enhances the disclosure requirements, particularly for Level 3 fair value measurements. The amended guidance will be effective for us beginning January 1, 2012. We do not anticipate that these changes will have a significant impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued guidance that modified how comprehensive income is presented in an entity’s financial statements. The guidance issued requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminates the option to present the components of other comprehensive income as part of the statement of equity. The revised financial statement presentation for comprehensive income will be effective for us beginning January 1, 2012, with early adoption permitted. We do not believe the adoption of the guidance will have a significant impact on our financial position, results of operations or cash flows.

8

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

Recently Adopted

On January 1, 2011, we adopted guidance issued by the FASB on revenue recognition. Under the new guidance, when vendor specific objective evidence or third party evidence of the selling price for a deliverable in a multiple element arrangement cannot be determined, a best estimate of the selling price is required to allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing of when revenue is recognized. Adoption of the new guidance did not have a material impact to our financial position, results of operations or cash flows.

2.	Trade and Barter Transactions

Trade transactions represent the exchange of commercial air time for products or services, while barter transactions represent the exchange of commercial air time for programming. Trade transactions are generally reported at the estimated fair value of the product or service received, while barter transactions are reported at Management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. Revenue is reported on trade and barter transactions when commercials are broadcast; expenses are reported when products or services are utilized or when programming airs. Trade and barter revenue and expense were approximately $970 thousand and $776 thousand for the nine months ended September 30, 2011 and 2010, respectively.

3.	FCC Licenses and Other Intangibles, net

Other intangibles include indefinite-lived assets not subject to amortization and definite-lived assets subject to amortization. Indefinite-lived assets consist of certain FCC licenses for our television stations. FCC licenses are granted for a term of up to eight years, and are renewable upon request. Our FCC licenses to broadcast in Indiana, Colorado, and California expire on July 31, 2013, March 31, 2014, and November 30, 2014, respectively. We have never had a renewal request denied, and all previous renewals have been for the maximum term. Definite-lived intangibles which include certain FCC licenses and network affiliation agreements are being amortized on a straight-line basis. At September 30, 2011 and December 31, 2010, the carrying value for the licenses is $38.1 million. The following table summarizes our intangible assets:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	September 30, 2011			December 31, 2010
(in thousands)	Gross amount	Accumulated amortization	Net amount	Gross amount	Accumulated amortization	Net amount
Indefinite lived FCC licenses	$38,065	—	$38,065	$38,065	—	$38,065
FCC licenses and network affiliation agreements	21,619	(13,798)	7,821	21,619	(12,056)	9,563

Total	$59,684	$(13,798)	$45,886	$59,684	$(12,056)	$47,628

4.	Taxes on Income

For the nine months ended September 30, 2011 and 2010, the effective tax rate was 39.7% and 41.3%, respectively.

At the end of each interim period, we estimate the annual effective tax rate and apply that rate to our ordinary quarterly earnings. The tax expense or benefit related to significant, unusual or extraordinary items that will be separately reported or reported net of their related tax effect, and are individually computed, are recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

9

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

Our Parent files income tax returns in the U.S. federal jurisdiction and various state jurisdictions, and we are routinely under audit by many different tax authorities. The Financial Information does not include a provision for uncertain tax positions as we do not believe that there are any uncertain tax positions related to our operations. There is no accrued interest or penalties related to unrecognized tax benefits in our Financial Information.

5.	Stock Plan Awards

Our Parent has stock option plans that provide for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, performance stock, restricted stock, deferred stock and other stock-based awards.

Stock based compensation incurred on behalf of the Parent for the Company for the periods ended September 30 is as follows:

	September 30,	September 30,
	Nine Months ended September 30,
(in thousands)	2011	2010
Stock option expense	$274	$250
Restricted stock and unit awards expense	633	347

Total stock-based compensation expense	$907	$597

As of September 30, 2011 and December 31, 2010, our Parent issued 48 thousand and 17 thousand common shares, respectively, upon exercise of certain stock options outstanding.

6.	Broadcast Rights and Other Broadcast Commitments

The Company acquires broadcast rights. The impact of such contracts on the Company’s overall financial results is dependent on a number of factors, including popularity of the program, increased competition from other programming and strength of the advertising market. It is possible that the cost of commitments for program rights may ultimately exceed direct revenue from the program. Estimates of future revenues can change significantly and, accordingly, are reviewed periodically to determine whether impairment is expected over the life of the contract.

Broadcast rights acquired under contractual arrangements were $6.2 million and $4.2 million in 2011 and 2010, respectively. At September 30, 2011, the Company had commitments under license agreements amounting to $16.1 million for future rights to broadcast television programs and network affiliation agreements through 2014. However, this amount could be higher depending upon the level of retransmission revenue as this category also includes program license fees paid to American Broadcasting Company which are partially contingent on retransmission revenues.

7.	Parent Company Equity

The Company’s equity includes the Parent’s investment, our common stock, and other comprehensive loss. For the periods ended September 30, 2011 and 2010, there were no differences between net income and other comprehensive income recorded during the period.

8.	Restructuring and other charges

During 2009 and 2008, we undertook restructuring plans to contain costs and mitigate the impact of the current and expected future economic conditions. During 2009 and 2008, we recorded pre-tax restructuring charges consisting primarily of employee severance costs. These charges were classified as selling and general expenses within the Statements of Operations. The reserve at December 31, 2010 amounted to $22 thousand and is included in other current liabilities. This remaining reserve was reduced in 2011.

During the nine months ended September 30, 2011, the Company incurred approximately $1.4 million in professional fees related to the sale of the Company to E.W. Scripps.

10

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

9.	Related-party transactions

Cash management

Our Parent uses a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by the Parent at its discretion.

Amounts due to the Parent and affiliates

Amounts due to the Parent and affiliates presented on the Balance Sheets as of September 30, 2011 and December 31, 2010 primarily relate to cash to be transferred to or from the Parent’s cash management system. As of September 30, 2011, the balances due to the Parent and affiliates are classified as a current liability.

Parent company investment

This account includes transactions with our Parent for items such as dividends and capital contributions.

Defined benefit plans

Certain of our employees participate in our Parents’ defined benefit plans. The pension benefit obligations and cost of annual benefit accruals associated with the Company’s employees who participate in our Parent’s defined benefits plans included in the Financial Information has been determined using actuarial valuation methods.

Insurable liabilities

From fiscal 2010 through fiscal 2011, the Company was insured for property and business interruption provided by a commercial insurance company and a wholly owned subsidiary of the Parent (a captive insurance company), as part of the Parent’s property and business interruption insurance program. The Company’s premiums were included each period as part of its corporate indirect charges allocated from the Parent that are included in selling and general expenses in the Statements of Operations.

Allocated expenses

The Company was allocated corporate overhead and information technology infrastructure related expenses from the Parent for corporate-related functions based on a range of metrics, including, but not limited to, the Company’s relative head count and net revenue in relation to the Parent’s combined head count and net revenue and estimated utilization of corporate resources. For the nine months ended September 30, 2011 and 2010, the Company was allocated $9.1 million and $8.2 million, respectively, of corporate expenses incurred by the Parent which relate to pension and other employee benefit expenses incurred. These expenses are included within selling and administrative expenses in the Statements of Operations.

During the nine months ended September 30, 2011 and 2010, the Company was allocated $4.9 million and $4.7 million, respectively, relating to Corporate and segment overhead expenses that are primarily centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. In addition, allocated information technology infrastructure costs include telephone and telephony costs as well as the costs associated with operating and maintaining computer and information technology used by the Company. These expenses are included within operating-related expenses in the Statements of Operations.

As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from the Parent are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate independent of the Parent. As a result, the financial information herein may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been independent of the Parent during the periods presented.

11

McGraw-Hill Broadcasting Company, Inc.

Notes to the Financial Information

(Unaudited)

10.	Contingencies

Legal Matters

In the normal course of business, the Company and its subsidiaries are defendants in numerous legal proceedings and are involved, from time to time, in governmental and self-regulatory agency proceedings which may result in adverse judgments, damages, fines or penalties. Also, various governmental and self-regulatory agencies regularly make inquiries and conduct investigations concerning compliance with applicable laws and regulations.

In view of the inherent difficulty of predicting the outcome of legal matters, particularly where the claimants seek very large or indeterminate damages, or where the cases present novel legal theories, involve a large number of parties or are in early stages of discovery, we cannot state with confidence what the eventual outcome of these pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual loss, fines, penalties or impact related to each pending matter may be. We believe, based on our current knowledge, the outcome of the legal actions, proceedings and investigations currently pending should not have a material, adverse effect on the Company’s financial condition.

11.	Subsequent Events

The Company has evaluated subsequent events through March 9, 2012, which represents the date the Financial Information was issued. On October 3, 2011, our Parent announced a definitive agreement to sell the Company to Scripps Media, Inc. for approximately $212 million in cash. This transaction was completed on December 30, 2011. We did not identify any other subsequent events requiring disclosure in the Financial Information.

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